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      EXHIBIT 23.1            DELOITTE & TOUCHE LLP




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                         INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Stockholders of First Bell Bancorp, Inc.

We consent to the incorporation by reference in this Registration Statement of First Bell Bancorp, Inc. on Form S-8 of our report dated January 24, 1997, (February 24, 1997 as to Note 22), appearing in the Annual Report on Form 10-K of First Bell Bancorp, Inc. for the year ended December 31, 1996 and to the reference to us under the headings "Incorporation of Certain Documents by Reference" and "Interests of Named Experts and Counsel" in the Prospectus, which is part of this registration statement.



/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP


Pittsburgh, Pennsylvania
May 19, 1997